Volt Information Sciences, Inc.

1065 Avenue of the Americas New York, New York 10018 212-704-2400

November 25, 2013

Ms. Lori Larson
10876 E. Winter Sun Drive
Scottsdale, AZ  85262-3542

Dear Lori:

We are pleased to offer you continued employment with Volt Information Sciences, Inc. (“Volt”) assigned to its subsidiary Volt Management Corp. under the terms and conditions set forth below in this letter agreement (“Agreement”).  This Agreement is made between Lori Larson (hereinafter referred to as “Employee” or “you”) and Volt.  Such terms and conditions take effect on November 4, 2013 and, as of that date, all prior Employment Agreements with Volt and any of its subsidiaries, and any addendums, amendments or emails will be deemed to have terminated, and shall be of no force or effect.

1.	Position
You will continue to be employed as Sr. Vice President (“SVP”) of Volt Management Corp. (“Company”) reporting to and subject to the direction of the Chief Executive Officer (“CEO”) of Volt Information Sciences, Inc.

Upon reasonable notice, Volt may change your title, duties, and/or responsibilities at any time, provided that you remain as a senior executive of a business unit, group or division or subsidiary of Volt.

2.	Duties and Responsibilities
You will devote your full business time and attention to the responsibilities of the position of SVP of Volt Management Corp.  You agree that you will comply with all of Volt’s policies, procedures and rules, as now existing or as subsequently adopted, modified or supplemented by Volt.  You further agree that you will comply with all applicable laws, rules and regulations governing your business and conduct.

3.	Definition

3.1  “Cause” means: (a) embezzlement by you; (b) misappropriation by you of funds of Volt; (c) your conviction of, or plea of guilty to or plea of nolo contendere to a felony; (d) your commission of any act of dishonesty, deceit, or fraud which causes material economic harm to Volt; (e) a willful breach by you of a fiduciary duty owed to Volt; (f) a material breach by you of any provision of this Agreement; (g) a willful failure by you to substantially perform your duties; (h) a significant violation by you of any rule, policy or procedure of Volt, or any contractual, statutory or common law duties owed to Volt; or (i) engaging in activities or conduct reasonably likely to impair the reputation, operations, prospects or business relations of Volt, including, without limitation publicly making disparaging or derogatory statements about Volt or engaging in conduct involving any immoral acts.

3.2   “Good Reason” means the occurrence of any of the following events which continues uncured for a period of not less thirty (30) days following written notice given by you to Volt within ninety (90) days following the occurrence of such event, unless you specifically agree in writing that such event shall not be Good Reason: (a) an aggregate reduction of ten percent (10%) or more in your base salary in one calendar year, unless such reduction is part of a general reduction applicable to all or substantially all senior executives of Volt; (b) a change of fifty (50) miles or more in the geographic location in which you now work; or (c) a material and adverse change to, or a material reduction of, your duties and responsibilities to Volt.

Volt Information Sciences, Inc.

1065 Avenue of the Americas New York, New York 10018 212-704-2400

3.3 “Change of Control” means: termination of employment within one hundred eighty (180) days of the following events (a) A change in the management of Volt in which the Chief Executive Officer is no longer serving as Chief Executive Officer of Volt; (b) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (c) all or substantially all of the assets or business of Company are disposed of pursuant to a merger, consolidation or other transaction (unless the stockholders of Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of Company immediately prior to such merger, consolidation or other transaction, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of Company); or (d) the Company combines with another company and is the surviving corporation but, immediately after the combination, the stockholders of Company immediately prior to the combination hold, directly or indirectly, less than 50% of the voting stock of the combined company (there being excluded from the number of shares held by such stockholders, but not from the voting stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company).

3.4  “Volt” means Volt Information Sciences, Inc. and its affiliates and subsidiaries.

4.	Compensation
Your compensation will be composed of the elements set forth below in Paragraphs 4.1 and 4.2.  All elements of your compensation and any other payments set forth in this Agreement shall be paid according to Volt’s normal payroll practices, less all required withholdings and deductions.  You acknowledge and agree that Volt shall have authority to recover any compensation you receive that is required to be recovered by the Sarbanes-Oxley Act of 2002, the Dodd-Frank Act of 2010, or any rules or regulations promulgated in connection therewith.

4.1	Salary
You will receive a base salary at the rate of $300,000.00 per year.  Your compensation may be reviewed and may be adjusted from time to time at sole discretion of Volt.

4.2	Incentive Plan
You shall be eligible to participate in Volt’s Incentive Plan applicable to your position and in effect at the time of your employment or as subsequently modified in Volt’s sole discretion which plan shall be separately communicated to you.

5.	Benefits
You will be eligible to participate in Volt’s employee benefits plans and programs generally available to similarly situated employees at Volt, subject to the eligibility requirements, terms and conditions of such plans and programs.  Such plans and programs are subject to change or termination by Volt at any time in Volt’s sole discretion, provided that Volt will not change or terminate any of such employee benefits plans or programs that are deemed deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), in a manner that would result in liability to you under Section 409A of the Code.

5.1	Paid Vacation and Sick Leave
You shall accrue paid time off for vacation time and sick leave in accordance with Volt’s policies and applicable law.  Vacation shall be scheduled at mutually agreeable times.

5.2	Business Expenses
Volt will reimburse you for reasonable and necessary business expenses incurred in connection with Volt’s business including travel expenses, food and lodging while away from home, subject to such policies as Volt may from time to time establish for its employees, provided that all such reimbursements shall comply with Section 409A of the Code.

6.	At-Will Employment; Termination; Compensation on Termination
Your employment with Volt and the term of employment under this Agreement shall continue at the will of Volt and you (the “Term of Employment”).  Unless otherwise stated below, either party may terminate your employment at any time for any reason by giving a written notice of ten (10) business days.

6.1	Upon Death
In the event of your death during the term of this Agreement, the Termination Date shall be the last day of the month in which death occurs.

6.2	Termination Due To Disability

Volt may terminate your employment because of your disability by delivering at least thirty (30) days’ prior written notice stating the Termination Date.  Volt’s decision to terminate shall be based on its reasonable determination that as result of physical or mental illness, you are materially impaired and unable to perform the essential functions of your position, despite reasonable accommodation, for an aggregate of ninety (90) days during any period of one hundred eighty (180) consecutive days (unless a longer period is required by law, in which case the longer period would apply). Such determination shall be based on evidence from a competent health care provider obtained with your cooperation, and shall take into consideration any reasonable accommodation that Volt may provide without undue hardship, and any other considerations required by law.

6.3	Termination by Volt
Volt may terminate your employment at any time, whether or not for Cause.  If termination is without Cause, Volt must provide at least ten (10) business days’ prior written notice stating the Termination Date.  During the period between the delivery of the notice of termination and the Termination Date, your employment shall continue and you shall otherwise comply with all obligations and loyalties owed to Volt as your employer.  During this notice period, Volt, in its sole discretion, may or may not require you to continue to report to work and may assign to you all, some or none of your regular duties.  During the notice period, Volt will continue to pay your salary, less all applicable withholdings and deductions.  If termination is for Cause, Volt must provide written notice stating the basis of the Cause termination and the subsection(s) of Paragraph 3.1 upon which Volt is relying, as well as the Termination Date.  You will have 30 days to cure any claimed breach, failure or violation under Paragraphs 3.1(f), 3.1(g) or 3.1(h) above after written notice has been provided to you by Volt, but termination for a violation of paragraphs 3.1(a), 3.1(b), 3.1(c), 3.1(d), 3.1(e) or 3.1 (i) above shall be effective immediately.

6.4	Resignation
You may resign your employment at any time with or without Good Reason (as defined in Paragraph 3.2) by delivering to the CEO a written notice setting forth your intent to resign (“Resignation Notice”).  If your resignation is for Good Reason, then you must first have provided Volt with timely notice of the Good Reason, including identifying the specific event stated in Paragraph 3.2. If Volt fails to cure within the thirty (30) day period, and you intend to resign, then your Resignation Notice must also set forth the specific event stated in Paragraph 3.2 that gives you Good Reason to resign and must be received by Volt within 14 days after the expiration of Volt’s thirty (30)-day right to cure the Good Reason event.

Volt Information Sciences, Inc.

1065 Avenue of the Americas New York, New York 10018 212-704-2400

Upon receipt of the Resignation Notice, you and the CEO will mutually agree upon the Termination Date, which will be no less than 30 days and no greater than 90 days from the date of the delivery of the Resignation Notice. During the period between the delivery of the Resignation Notice and the Termination Date, your employment shall continue and you shall continue to perform your duties and reasonably cooperate in the orderly transition of your duties and you shall otherwise comply with all obligations and loyalties owed to Volt as your employer. During this notice period, Volt, in its sole discretion, may or may not require you to continue to report to work and may assign to you all, some or none of your regular duties. During the notice period, Volt will continue to pay your salary, less all applicable withholdings and deductions. If requested, you shall participate in an exit interview with the CEO and such other individuals as Volt may designate.

6.5	Payment of Accrued Salary and Vested Benefits upon Termination or Resignation
On the next payroll date following the Termination Date (or sooner if required by law), you (or your estate or other legal designee) will be paid (a) all accrued salary through the Termination Date; and (b) payment for any unused accrued vacation, consistent with applicable law.  Any business expenses submitted for reimbursement under Paragraph 5.2 will be paid no later than 60 days after the Termination Date.  Upon termination of employment, you will also be entitled to receive any vested benefits, consistent with the applicable plan; however, upon termination of your employment, you will have no rights to any unvested benefits, unearned salary under Paragraph 4.1, or any other compensation or payments after the Termination Date except as set forth in this Agreement.

6.6	Severance Benefits In the Event Of Termination without Cause or Resignation for Good Reason
In addition to the rights to payment upon termination set forth in Paragraph 6.5, if your employment under this Agreement is terminated by Volt without Cause or if terminated by you for Good Reason, and subject to your executing a general release and waiver of rights, which shall include a release of any and all legal claims against Volt and their respective officers and directors and cooperation and non-disparagement clauses (“General Release”), and, if requested, participation in an exit interview as Volt may designate, Volt will continue to (a) (i) pay you your salary, and provide you such medical benefits in which you participate on the Termination Date, or their equivalent, for a period of twelve (12) months following the Termination Date; or (ii) if there is a Change of Control, pay you your salary for a period of twenty-four (24) months.  However, subparagraph (a) of 3.3 “Change of Control” terminates after twenty-four (24) months from the effective date of this Agreement, and (b) pay you any earned incentive payment according to the Incentive Plan (Paragraph 4.2), based on the target incentive compensation for such year, pro-rated for the number of days actually worked by you in such year of termination divided by 261 business days and payable when the incentive would otherwise be payable (parts (a) and (b) collectively referred to as the “Severance Benefits”).

Medical benefits may, at Volt’s option, be provided through reimbursement of the premiums you incur to continue coverage under Volt’s medical plans pursuant to COBRA, and/or the cost you incur to obtain such benefits through other means.  The Severance Benefits will be paid to you in accordance with Volt’s customary payroll cycles and procedures, subject to your execution of the General Release.

Notwithstanding anything to the contrary in this Paragraph 6.6, if you breach any of the provisions in Paragraphs 8 or 9, all payments of the Severance Benefits will cease.

Volt Information Sciences, Inc.

1065 Avenue of the Americas New York, New York 10018 212-704-2400

7.	Representation and Warranties
As a condition of your continued employment with Volt, you represent and warrant that you are legally authorized to perform the services contemplated by this Agreement; that you are not a party to any agreement or instrument with any third party which would prohibit you from entering into or performing the services contemplated by this Agreement; and that you have not brought with you to Volt, or use, any confidential information or trade secrets belonging to any prior employer.

8.	Confidential Information
You agree that for the period of your employment with Volt and thereafter, you will not, except as required for the performance of your duties with Volt, disclose or use, or enable any third party to disclose or use, any Confidential Information (as defined below) of Volt.  You may not take or replicate Confidential Information for your personal benefit or for the benefit of a third party unrelated to Volt, including, but not limited to, saving a copy of Confidential Information on a non-Volt computer, data storage device, zip drive, or otherwise, without Volt’s prior written approval.  You further agree that all information, including, without limitation, all Confidential Information, you develop or discover in connection with the performance of your duties is the sole and exclusive property of Volt, and you hereby assign to Volt all of your right, title and interest in and to same.  “Confidential Information” means all trade secrets, data and other information relating to the operations of Volt, whether in hard copy, electronic format or communicated orally, that you acquire through your employment with Volt, or that Volt treats as confidential through its policies, procedures and/or practices.  Examples of Confidential Information include, but are not limited to: information concerning Volt’s operations, methods, technology, software, developments, inventions, accounting and legal and regulatory affairs; information concerning Volt’s sales, marketing, servicing, bidding, product development and investment activities and strategies; information concerning the identity, addresses, telephone numbers, email addresses, needs, business plans and creditworthiness of Volt’s past, present and prospective customers and clients; information concerning the terms on which Volt provides products and services to such past, present and prospective customers and clients; information concerning Volt’s pricing strategies for its products and services; information concerning Volt’s finances, financing methods, credit and acquisition or disposition plans and strategies; to the extent permitted by law, information concerning the employment and compensation of the employees of Volt; and disclosure of Confidential Information to another employee of Volt other than as required for you and such other Volt employee to perform your duties for Volt.  This provision does not restrict you from providing information as required by a court or governmental agency with appropriate jurisdiction; however, in the event you are so required, you agree that you will give Volt immediate written notice of such disclosure requirement in order to allow Volt the opportunity to respond to such request.

9.	Restrictive Covenants
You acknowledge that Volt’s relationships with its customers, clients, and employees are extremely valuable and are the result of the investment of substantial time, resources and effort in developing, servicing and maintaining such relationships, and that, during your employment, you will be provided with and/or have access to Confidential Information, including without limitation, confidential and proprietary information concerning such relationships and Volt’s operations. In consideration for your employment and for Volt providing to you such confidential and proprietary information, you agree that while you are employed with Volt, including any notice period, and for one (1) year following the Termination Date, regardless of the reason for termination:

9.1	Covenant Not to Solicit/Compete
You agree as follows:
(a)
While employed with Volt, you will not directly or indirectly engage in, own or control any interest in, or act as an officer, director, partner, employee of, or consultant or advisor to, any firm, institution or other entity directly or indirectly engaged in a business which is substantially similar to the type of business conducted by Volt, or competes with Volt in any way.

Volt Information Sciences, Inc.

1065 Avenue of the Americas New York, New York 10018 212-704-2400

(b)
In those states which will enforce covenants not to compete, for a period of twelve (12) months after the Termination Date (regardless of the reason that your employment terminates), you will not, directly or indirectly, engage in, own or control any interest in, or act as an officer, director, partner, employee of, or consultant or advisor to, any firm, institution or other entity directly or indirectly engaged in a business which is substantially similar to that in which you were engaged during your employment with Volt or which competes with Volt or its subsidiaries, within the geographical area that is co-extensive with the scope of your responsibilities for Volt during the last twelve months of your employment with Volt.

(c)
For the one (1) year period after the Termination Date (and regardless of the reason that your employment terminates), you will not, directly or indirectly, either for yourself or for any other person, firm, company or corporation;

(1)	Call upon, solicit, divert, or take away or attempt to solicit, divert or take away any of the customers, business or patrons of Volt and its subsidiaries; or
(2)
Call upon, solicit or attempt to solicit business from any person, firm, company or corporation that was a prospective customer of Volt or its subsidiaries during the one (1) year period prior to your termination of employment; or

(3)	Hire or employ any employee of Volt and its subsidiaries, nor advise, solicit or encourage any employees of Volt to leave its employ.
(d)
In addition, you agree that you will not at any time during or after the termination of this Agreement, engage in any business which uses as its name, in whole or in part, the name “Volt” or any other name used by Volt during your employment.

(e)
For purposes of Paragraphs 9.1(a), 9.1(b), 9.1(c) and 9.1(d), you will be deemed to be engaged in a business if you participate in such business as proprietor, partner, joint venturer, stockholder, director, officer, lender, manager, employee, consultant, advisor or agent, or if in any way you control such business.  However, you will not be deemed a stockholder or lender if you hold less than two percent (2%) of the outstanding equity or debt of any publicly-owned corporation engaged in the same or similar business as that of Volt, provided you are not in a control position with respect to such corporation.

9.2	Acknowledgement
You agree that this Agreement provides special and sufficient consideration for your covenants in this Paragraph 9 and its subparagraphs, and that the restrictions on non-competition and non-solicitation are reasonable in terms of duration, scope and subject matter, and are no more than that which is reasonably required for the protection of Volt’s business and Confidential Information.

10.	Inventions
All discoveries, ideas, creations, inventions and properties (collectively, “Discoveries”), written or oral, which you (a) create, conceive, discover, develop, invent or use during your employment with Volt, whether or not created, conceived, discovered, developed or invented during regular working hours, or which are (b) created conceived, discovered, developed invented or used by Volt, whether or not in connection with your employment with Volt, will be the sole and absolute property of Volt and Volt’s applicable affiliate for any and all purposes whatsoever, in perpetuity.  You will not have, and will not claim to have, any right, title or interest of any kind or nature whatsoever in or to any such Discoveries.  For the avoidance of doubt, you hereby assign to Volt all of your right, title and interest in and to same.  If any Discoveries, or any portion thereof, are copyrightable, it shall be a “work made for hire,” as such term has meaning in the copyright laws of the United States.

The previous paragraph shall not apply to any Discoveries (i) for which no equipment, supplies, facility or trade secret information of Volt or any customer of Volt was used and which was developed entirely on your own time, (ii) which does not relate to the business of Volt or to that of any customer of Volt and (iii) which does not result from any work performed for Volt or any customers of Volt.

You further agree that you will identify to Volt all Discoveries you develop during your employment with Volt.  Upon request by Volt, you will disclose any such Discoveries to Volt (by a full and clear description) for the purpose of determining Volt’s rights therein and will promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable in order to vest title in such Discoveries in Volt.

11.	Enforcement
Employee and Volt each acknowledges that either party shall be entitled to seek applicable injunctive relief as appropriate under the law.  It is acknowledged and agreed that in the event that Employee fails or refuses to perform Employee’s obligations under this Employment Agreement, irreparable damage will result to Volt, its business and properties and/or the Client, for which damage remedies available at law will be inadequate (none of which remedies or damages are hereby waived) and may be in addition to any injunctive relief.

12.	Return of Volt’s Property
You agree that on the Termination Date, or at such earlier time as Volt may request, you will immediately return to Volt all of Volt’s property in your possession or under your control, including, but not limited to, all data and information relating to the business of Volt, and that you will not retain any copies thereof.

13.	Notices
Any notice required in connection with this Agreement will be deemed adequately given only if in writing and personally delivered, or sent by first-class, registered or certified mail, or overnight courier.  Notice shall be deemed to have been given on the third day after deposit into the mail.  Notice shall be deemed to have been given on the second day after deposit with an overnight courier.  Notices may also be hand-delivered, in which case notice is effective upon delivery.  Notices to Volt shall be addressed to 1065 Avenue of the Americas, 20th Floor, New York, NY 10018, Attn: Vice President, Human Resources.  Notices to you shall be addressed to your last known address on file with Volt.

14.	Entire Agreement and Choice of Law
This Agreement constitutes the entire understanding between Volt and you and supersedes all prior agreements concerning the terms and conditions of your employment.  Unless otherwise expressly stated herein, the terms of this Agreement may not be modified, altered, changed or amended except by an instrument in writing signed by a duly authorized representative of Volt and you.  No waiver by Volt or you of any breach by the other party of any condition or provision of this Agreement shall be deemed a waiver with respect to any similar or dissimilar condition or provision at any prior or subsequent time.  If any provision of this Agreement is held to be invalid or unenforceable, then the remaining provisions of this Agreement shall be deemed severable and remain in full force and effect.  If any of the covenants contained in Paragraphs 8 or 9 are held to be unreasonable in duration, geography or scope, then such terms shall be deemed modified to conform to such court or tribunal’s determination of reasonableness. The terms of this Agreement shall be governed and construed in accordance with the laws of the State where you were last employed by Volt.

15.	Agreement to Arbitrate Disputes
Any dispute, controversy or claim arising out of, involving, affecting or related to this Agreement, or breach of this Agreement, or arising out of, involving, affecting or related in any way to your employment or the conditions of employment or the termination of your employment, including any controversies or claims arising out of or related to the actions of Volt’s other  employees, under Federal, State and/or local laws, and/or other  such similar  laws or regulations, shall be resolved by final and binding arbitration, pursuant to the Federal Arbitration Act, in accordance with the employment rules of the American Arbitration Association (“AAA”), which can be found at www.adr.org or a copy of the AAA rules can be provided to you upon your request to Volt.   The arbitrator may award any and all remedies in accordance with the law of the state where you were last employed by Volt.   The award shall be in writing, signed by the arbitrator, and shall provide the reasons for the award.  Judgment upon the arbitrator’s award may be entered in any court having jurisdiction.  This Agreement to Arbitrate Disputes does not prevent you from filing a charge or claim with any governmental administrative agency as permitted by applicable law.   Finally, nothing in this Paragraph 15 shall prevent the parties from obtaining injunctive or other equitable relief in court or in arbitration in connection with breach of this Agreement.

16.	Successors and Assigns
You may not assign this Agreement.  Volt may assign this Agreement to an affiliate or a person or entity which is a successor in interest to substantially all of the business operations of Volt.

17.	Code Section 409A Omnibus Provision
Notwithstanding any other provision of this Agreement, it is intended that payments and benefits under this Agreement comply with Section 409A of the Code or with an exemption from the applicable Code Section 409A requirements and, accordingly, all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes and penalties under Section 409A of the Code.  For purposes of this Agreement, all rights to payments and benefits hereunder of deferred compensation subject to Section 409A of the Code shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code.  For purposes of this Agreement, you will not be deemed to have had a termination of employment unless there has been a “separation from service” within the meaning of Section 409A of the Code.  Furthermore, neither Volt  nor any of its parents, subsidiaries, divisions, affiliates, directors, officers, predecessors, successors, employees, agents and attorneys shall be liable to you if any amount payable or provided hereunder is subject to any taxes, penalties or interest as a result of the application of Code Section 409A.

Notwithstanding any provision of this Agreement, if you are a “specified employee” (as defined in Section 409A of the Code and Treasury Regulations thereunder), then payment of any amount under this Agreement that is deferred compensation subject to Section 409A of the Code and the timing of which depends upon termination of employment shall be deferred for six (6) months after termination of your employment, as required by Section 409A(a)(2)(B)(i) of the Code (the “409A Deferral Period”).  In the event such payments are otherwise due to be made during the 409A Deferral Period, the payments that otherwise would have been made in the 409A Deferral Period shall be accumulated and paid in a lump sum on the first day of the seventh month following the Termination Date, and the balance of the payments shall be made as otherwise scheduled.

18.	Counterparts and Facsimile Execution
This Agreement may be executed and delivered (a) in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument, and/or (b) by facsimile or PDF in which case (i) the instruments so executed and delivered shall be binding and effective for all purposes,  and (ii) the parties shall nevertheless exchange substitute hard copies of such facsimile or PDF instruments as soon thereafter as practicable (but the failure to do so shall not affect the validity of the instruments executed and delivered by facsimile or PDF).

Kindly indicate your acceptance of the terms of this Agreement by signing and returning it to the undersigned.

Sincerely,

Volt Information Sciences, Inc.

By:
Chief Executive Officer

I have read, understand, accept and agree to the above terms and conditions governing my employment with Volt.

Employee Name	Date